Exhibit 99.1
Beneficial Mutual Bancorp Shareholder Presentation May 19, 2011

SAFE HARBOR STATEMENT This presentation may contain projections and other “forward-looking statements” within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the current expectations of Beneficial Mutual Bancorp, Inc. (the “Company”) regarding its business strategies, intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect actual results include interest rate trends, the general economic climate in the market area in which the Company operates, as well as nationwide, the Company’s ability to control costs and expenses, competitive products and pricing, loan delinquency rates, changes in federal and state legislation and regulation and other factors that may be described in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other required filings. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements. This presentation includes interim and unaudited financials, which are subject to further review by the Company’s independent accountants.

Founded in 1853 Oldest and largest bank headquartered in Philadelphia 3rd largest publicly traded thrift mutual holding company In the first quarter of 2011, Beneficial announced that it was consolidating five of its branch locations, which will reduce the total number of branches to 60

CURRENT FOCUS
Enhanced credit risk management in a challenging environment Maintaining prudent underwriting standards Continue credit and loss prevention discipline Maximize recovery of workout loans Grow through mortgage, small business, and commercial & industrial loansCapital Strength Maintain strong capital levels to allow strategic flexibility Continue fundamental organic growth Active balance sheet management Opportunistic acquisition strategy

Improved Profitability Focused on operating efficiency, cost structure, balance sheet mix, and loan and deposit pricing Developing and growing fee based businesses – insurance and mortgage banking Growing small business banking portfolioRelationship banking & focused deposit gathering Align our products and services to our customer’s needs BankThanks Reward Program Mobile Banking Drive core business growth Development of alternative delivery channels

6 OUR MARKET - GREATER PHILADELPHIA AREA 7th largest metropolitan region in the U.S. Approx. 70 colleges and universities Median household income of $65k versus national media of $54k 65 branches* (37 in PA, 28 in NJ) Population of 5.9 million * Beneficial announced in the first quarter of 2011 that it was consolidating 5 of its branches which will bring the total number of branches to 60 Sources: U.S. Census Bureau, SNL Interactive

OUR MARKET — GREATER PHILADELPHIA AREA We operate in a dynamic medium between regional and super regional competitors, and local community banks Large enough to compete with the largest financial institutions
There are 120 banking institutions in the Philadelphia metro area including Beneficial 89 of these institutions have less than 10 branch locations Only 11 of these institutions have more than 50 branch locations
Beneficial is positioned to take advantage of marketplace consolidation Source: SNL Interactive

OUR PRESENCE & MARKET OPPORTUNITY #1 Ranked Thrift and #9 Overall in Philadelphia MSA vs. #11 in 2009
Still have opportunities for growth in our marketplace
Source: SNL Interactive